Exhibit 99.1

Energy Focus, Inc. Reports Third Quarter 2017 Results

SOLON, Ohio, November 8, 2017 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, today announced financial results for the third quarter ended September 30, 2017.

Financial Summary:

•	Net sales for the third quarter of 2017 of $5.0 million compared to $8.3 million in the third quarter of 2016.

•	Gross profit was $1.1 million or 22.7 percent of net sales for the third quarter compared to $3.1 million or 37.3 percent for the third quarter of 2016.

•	Third quarter 2017 operating expenses of $2.9 million compared to $6.2 million in the third quarter of 2016.

•
Third quarter net loss of $1.8 million, or loss of $0.15 per diluted share was the lowest net quarterly net loss in six consecutive quarters and a quarter-over-quarter improvement of $1.3 million or $0.11 per share from the second quarter of 2017.

•	Gross inventory values decreased by $3.3 million from December 31, 2016, an additional decrease of $1.5 million from the second quarter of 2017.

•	Cash used in operations for the third quarter of 2017 of $1.5 million marked the seventh consecutive quarter of lower cash consumption.

•	Ended the quarter with $11.9 million in cash and no debt.

•	Achieved national sales coverage with the signing of an additional 12 Sales Agents and the hiring of five experienced Regional Sales Managers to manage our Agency network.

Dr. Ted Tewksbury, Chairman, Chief Executive Officer and President, commented, “I’m very pleased with the progress our team has made to date on our turnaround. In Q3, disciplined cost management enabled us to keep operating expenses at their lowest level in 11 quarters and we are on track to achieve $8 to $9 million in year-over-year cost reductions. As a result, despite lower revenue and gross margin, our net loss was the lowest it has been in 6 quarters. Our military revenue grew sequentially by 27% and our commercial revenue, while down sequentially, increased year-over-year by 10% through the first 9 months. In addition, we continued to transition our sales team to establish national coverage with five newly-hired expert regional sales managers, with an average experience in the lighting industry of 20 years, and added another 12 top tier sales agents, bringing out total Agency network to 21. We now have a nationwide sales force with the ability and experience to expand our customer reach and drive top-line growth starting in Q4.”

A further breakdown of net sales is shown below (in thousands):

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Commercial products	$3,947	$3,606	$12,204	$11,510
Military maritime products	1,055	4,655	2,915	12,302
Total net sales	$5,002	$8,261	$15,119	$23,812

Financial Results:

Net sales of $5.0 million for the third quarter of 2017 decreased 39.5 percent compared to the third quarter of 2016 principally due to lower military maritime product sales, partially offset by an increase in commercial product sales. Net sales of our commercial products increased 9.5 percent compared to the third quarter of 2016, reflecting strengthening sales in our targeted vertical markets. Net sales of our military maritime products decreased 77.3 percent, primarily due to our distributor’s ability to satisfy U.S. Navy demand for our products out of their existing inventory balances.

Gross profit was $1.1 million, or 22.7 percent of net sales, for the third quarter of 2017, compared to $3.1 million, or 37.3 percent of net sales for the third quarter of 2016. The decrease in gross profit was due primarily to lower sales and product mix. The decrease in gross profit as a percentage of sales is primarily the result of lower volumes in 2017, unfavorably impacting our manufacturing and overhead absorption, and product mix, as the military maritime products sold in the third quarter of 2016 generally had a higher gross margin. Additionally, the Company’s margins were lower than expected as the average cost of inventory on hand was higher than expected due to quantities purchased in 2016 and purchase commitments for product received in early 2017 to satisfy anticipated demand which did not materialize through the first six months of 2017. Based on demand during the three months ended September 30, 2017 and through disciplined purchasing activities, we depleted the majority of this higher cost inventory during the third quarter of 2017.

During the third quarter of 2017 we recorded net restructuring credits totaling approximately $0.2 million, primarily related to a reduction of $0.3 million related to the revision of our initial estimates of the cost and offsetting sublease income for the remaining lease obligations for the former New York, New York office. The sublease agreement was finalized in October 2017. This reduction was partially offset by the reclassification of other expenses primarily for legal costs related to the restructuring actions totaling approximately $0.1 million.

Operating loss, loss from continuing operations and net loss was $1.8 million for the quarter, or a loss of $0.15 per share, compared to operating loss, loss from continuing operations and net loss of $3.2 million, or a loss of $0.27 per share, in last year’s same period.

At September 30, 2017, our cash and cash equivalents balance was $11.9 million, compared to $16.6 million at December 31, 2016. Net cash used in operating activities of $4.7 million in the first nine months of 2017 resulted from the net loss, adjusted for non-cash items, including: depreciation and amortization, stock based compensation, the adjustment to the excess inventory reserve, and changes in working capital.

Dr. Tewksbury concluded, “When I started as CEO last February, I announced three priorities: First, reduce costs to slow our cash burn and accelerate time to break even, which we have done. Second, put in place a nationwide sales network to drive top line growth, which we have done. Third, build a new product engine that will continuously generate innovative products to grow revenue and profits over the long term, which is an ongoing

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

initiative. We are already seeing increased quoting activity and the first orders from our new sales agents and expect to see their first revenue contributions in the fourth quarter, ramping into 2018 and beyond.”

2017 Business Outlook:

Given the continuing quarterly volatility in military maritime sales and the timing uncertainty in commercial sales growth, it is challenging for us to provide quarterly revenue guidance at this time. Our focus is to control our operating costs, so that we can reach our goal of returning to profitability in 2018. Once our revenue achieves a more predictable growth rate, we will provide further guidance.

Earnings Conference Call:

Energy Focus, Inc. will host a conference call and webcast on November 8, 2017 at 11:00 a.m. ET to review the third quarter and first nine months of 2017 financial results, followed by a Q & A session. To participate in the call, please dial 877-681-3375 if calling within the United States, or 719-457-2639 if calling internationally. A replay will be available until November 15, 2017, which can be accessed by dialing 844-512-2921 if calling within the United States, or 412-317-6671 if calling internationally. Please use passcode 4888035 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet accessible in the Company section of the Energy Focus corporate website, under “Investors” at http://investors.energyfocus.com/.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) our history of operating losses and our ability to effectively implement cost-cutting measures and generate sufficient cash from operations or receive sufficient financing, on acceptable terms, to continue our operations; (ii) our reliance on a limited number of customers, in particular our historical sales of products for the U.S. Navy, for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (iii) the entrance of new competitors in our target markets; (iv) general economic conditions in the United States and in other markets in which we sell our products; (v) our ability to implement and manage our growth plans to diversify our customer base, increase sales, and control expenses; (vi) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (vii) the timing of large customer orders and significant expenses, and fluctuations between demand and capacity, as

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

we invest in growth opportunities; (viii) our dependence on military maritime customers and on the levels of government funding available to such customers, as well as funding resources of our other customers in the public sector and commercial markets; (ix) market acceptance of LED lighting technology; (x) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xi) any delays we may encounter in making new products available or fulfilling customer specifications; (xii) our ability to compete effectively against companies with greater resources, lower cost structures, or more rapid development efforts; (xiii) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xiv) the impact of any type of legal inquiry, claim, or dispute; (xv) our reliance on a limited number of third-party suppliers, our ability to obtain critical components and finished products from such suppliers on acceptable terms, and the impact of our fluctuating demand on the stability of such suppliers; (xvi) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xvii) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; (xviii) any flaws or defects in our products or in the manner in which they are used or installed; (xix) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xx) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations; (xxi) our ability to attract and retain qualified personnel, and to do so in a timely manner; and (xxii) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company.

About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technology. As the creator of the first UL-verified low-flicker LED products on the U.S. market, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health and sustainability benefits over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local government, healthcare and educational institutions, as well as Fortune 500 companies.

Energy Focus is headquartered in Solon, Ohio, with a product development center in Taipei, Taiwan. For more information, visit our website at www.energyfocus.com.

###

Contact:

Energy Focus, Inc.
Stephen B. Davis
Director, Government and Investor Relations
ir@energyfocus.com
(440) 715-1300

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$11,935	$16,629
Trade accounts receivable, less allowances of $73 and $236, respectively	2,983	5,640
Inventories, net	6,779	9,469
Prepaid and other current assets	1,046	882
Assets held for sale	410	—
Total current assets	23,153	32,620

Property and equipment, net	1,352	2,325
Other assets	30	33
Total assets	$24,535	$34,978

LIABILITIES
Current liabilities:
Accounts payable	$2,176	$3,257
Accrued liabilities	316	107
Accrued legal and professional fees	64	63
Accrued payroll and related benefits	313	522
Accrued sales commissions	85	325
Accrued severance	14	328
Accrued restructuring	174	—
Accrued warranty reserve	187	331
Deferred revenue	16	—
Total current liabilities	3,345	4,933

Other liabilities	248	107
Total liabilities	3,593	5,040

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2017 and 2016
Issued and outstanding: no shares in 2017 and 2016	—	—
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2017 and 2016
Issued and outstanding: 11,856,843 at September 30, 2017 and 11,710,549 at December 31, 2016	1	1
Additional paid-in capital	127,286	126,875
Accumulated other comprehensive income (loss)	1	(1)
Accumulated deficit	(106,346)	(96,937)
Total stockholders’ equity	20,942	29,938
Total liabilities and stockholders’ equity	$24,535	$34,978

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net sales	$5,002	$8,261	$15,119	$23,812
Cost of sales	3,865	5,179	11,920	15,063
Gross profit	1,137	3,082	3,199	8,749

Operating expenses:
Product development	732	809	2,266	2,467
Selling, general, and administrative	2,393	5,423	8,802	15,323
Restructuring	(200)	—	1,534	—
Total operating expenses	2,925	6,232	12,602	17,790
Loss from operations	(1,788)	(3,150)	(9,403)	(9,041)

Other expenses (income):
Interest expense	1	—	1	—
Other expenses (income)	(16)	16	5	7

Loss from continuing operations before income taxes	(1,773)	(3,166)	(9,409)	(9,048)
Provision for income taxes	—	11	—	22
Loss from continuing operations	(1,773)	(3,177)	(9,409)	(9,070)

Discontinued operations:
Loss on disposal of discontinued operations	—	—	—	(12)
Loss from discontinued operations	—	—	—	(12)

Net loss	$(1,773)	$(3,177)	$(9,409)	$(9,082)

Net loss per share - basic:
From continuing operations	$(0.15)	$(0.27)	$(0.80)	$(0.78)
From discontinued operations	—	—	—	—
Net loss per share - basic:	$(0.15)	$(0.27)	$(0.80)	$(0.78)

Net loss per share - diluted:
From continuing operations	$(0.15)	$(0.27)	$(0.80)	$(0.78)
From discontinued operations	—	—	—	—
Net loss per share - diluted:	$(0.15)	$(0.27)	$(0.80)	$(0.78)

Weighted average shares used in computing net loss per share:
Basic	11,856	11,690	11,789	11,666
Diluted	11,856	11,690	11,789	11,666

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(1,773)	$(3,177)	$(9,409)	$(9,082)
Loss from discontinued operations	—	—	—	(12)
Loss from continuing operations	(1,773)	(3,177)	(9,409)	(9,070)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	166	219	514	555
Stock-based compensation	192	436	625	1,076
Stock-based compensation reversal	—	—	(270)	—
Provision for doubtful accounts receivable	18	38	19	9
Provision for slow-moving and obsolete inventories and valuation reserves	(373)	(459)	(644)	(292)
Provision for warranties	108	64	152	110
Loss on dispositions of property and equipment	3	34	108	35
Changes in operating assets and liabilities:
Accounts Receivable	459	75	2,638	5,027
Inventories	1,495	1,036	3,334	(5,993)
Prepaid and other assets	(39)	647	(161)	(308)
Accounts payable	(998)	(4,121)	(1,173)	(3,945)
Accrued and other liabilities	(792)	(166)	(433)	(761)
Deferred revenue	(2)	(67)	16	(93)
Total adjustments	237	(2,264)	4,725	(4,580)
Net cash used in operating activities	(1,536)	(5,441)	(4,684)	(13,650)

Cash flows from investing activities:
Acquisitions of property and equipment	(39)	(428)	(154)	(1,475)
Proceeds from the sale of property and equipment	25	2	97	2
Net cash used in investing activities	(14)	(426)	(57)	(1,473)

Cash flows from financing activities:
Proceeds from exercises of stock options and employee stock purchase plan purchases	—	—	105	386
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	—	—	(49)	—
Common stock withheld to satisfy exercise price and income tax withholding on option exercises	—	—	—	(309)
Net cash provided by financing activities	—	—	56	77

Effect of exchange rate changes on cash	(2)	13	(9)	5

Cash flows used for continuing operations	(1,552)	(5,854)	(4,694)	(15,041)
Cash flows used for discontinued operations - operating	—	—	—	(12)
Net decrease in cash and cash equivalents	(1,552)	(5,854)	(4,694)	(15,053)
Cash and cash equivalents at beginning of year	13,487	25,441	16,629	34,640
Cash and cash equivalents at end of period	$11,935	$19,587	$11,935	$19,587

Classification of cash and cash equivalents:
Cash and cash equivalents	11,593	19,245	11,593	19,245
Restricted cash held	342	342	342	342
Cash and cash equivalents at end of period	$11,935	$19,587	$11,935	$19,587

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Non-GAAP Measures

In addition to the results provided in accordance with U.S. GAAP, we may provide certain non-GAAP measures, which present operating results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, for the three and nine months ended September 30, 2017, include adjustments for our restructuring expenses.

We believe that our use of non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. We believe that the disclosure of these non-GAAP measures are useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

These non-GAAP financial measures are not intended to replace U.S. GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Total operating expenses	$2,925	$6,232	$12,602	$17,790
Less: Restructuring	200	—	(1,534)	—
Operating expenses, excluding restructuring	$3,125	$6,232	$11,068	$17,790

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net loss	$(1,773)	$(3,177)	$(9,409)	$(9,082)
Add: Restructuring	(200)	—	1,534	—
Net loss, excluding restructuring	$(1,973)	$(3,177)	$(7,875)	$(9,082)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877